                                 Exhibit 10.16
                                 -------------










                           STOCK PURCHASE AGREEMENT


                                     AMONG

                             E FOR M CORPORATION,


                          MARQUETTE ELECTRONICS, INC.

                                      AND

                              POLAR VISION, INC.



                                 July l, 1996
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                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is hereby entered into as of July 1, 1996, by and among Polar Vision, Inc., a California corporation ("Buyer"), and E for M Corporation, a Delaware corporation ("E for M" or the "Seller"), and Marquette Electronics, Inc., a Wisconsin corporation ("Marquette"). The Buyer and the Seller are referred to collectively herein as the "Parties."

     The Seller owns all of the outstanding capital stock of Optical Devices Incorporated, a California corporation ("ODI") consisting of 500,000 issued and outstanding shares of common stock. Marquette is the parent company of Seller and is a party to this Agreement for the sole purpose of supporting each of the obligations of Seller herein. In that regard, each financial obligation of Seller hereunder shall be a joint and several obligation of Seller and Marquette.

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of ODI in return for cash in the manner contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. Definitions. In addition to the definitions set forth in the text of this Agreement, the following terms shall have the meanings assigned to them below:

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the Common Stock, no par value, of ODI.

     "Confidential Information" means any information concerning the business and affairs of ODI that is not already generally available to the public.

     "Disclosure Schedules" has the meaning set forth in Section 4 below.

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     "Environmental, Health, and Safety Laws" means the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), in any case belonging to ODI or used in its business, including those items of Intellectual Property identified on Schedule 4(k).

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     "Knowledge" of a party, unless otherwise indicated, means actual knowledge of each executive officer of such party after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "ODI Share" means any share of the Common Stock of ODI.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Shares" means the 500,000 ODI Shares issued and outstanding on the Closing Date.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

     "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2. Purchase and Sale of ODI Shares.

     2.1 Basic Transaction. Subject to the terms and conditions of this Agreement, on the date hereof, Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the issued and outstanding ODI

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Shares for the consideration specified below in this Section 2.

     2.2 Purchase Price. The Buyer agrees to pay to the Seller, at the Closing, an amount equal to the Net Tangible Book Value of ODI (as defined herein), less $____________ (the "Purchase Price"). The entire Purchase Price shall be paid at the Closing by delivery of cash (payable by wire transfer or delivery of other immediately available funds). "Net Tangible Book Value" for purposes of this Agreement is:

          (i) Gross trade billed accounts receivable of ODI as of the Closing Date consisting of the Accounts Receivable reflected on the aging report attached hereto as Schedule 2.2(i) (the "Receivable Schedule"), less provision for uncollectible accounts as of the Closing Date reflected as a reserve on the Closing Balance Sheet; plus

          (ii) The value of all inventory of ODI valued at current cost as of the Closing Date as reflected by the Closing Balance Sheet (particularly all finished goods held for resale to customers of ODI) (which shall reflect an inventory resulting from a physical count undertaken on June 30,
     1996) less a reserve for obsolescence reflected on the Closing Balance Sheet; plus

          (iii) All prepaid expenses set forth in the schedule of prepaid expenses attached hereto as Schedule 2.2(iii); plus

          (iv) The depreciated net book value reflected on the Closing Balance Sheet of the fixed assets of ODI and set forth on the schedule of fixed assets attached hereto as Schedule 2.2(iv); minus

          (v) The billed trade accounts payable identified on the aging payable listing attached hereto as Schedule 2.2(v) (the "Payable Schedule"); and minus

          (vi) The accrued liabilities that are set forth as Schedule 2.2(vi) (the "Liability Schedule").

The "Closing Balance Sheet" is the balance sheet reflecting all of the assets and liabilities of ODI as of the date hereof, after giving effect to intercompany transactions, discharges of liabilities and transfers of assets necessary to reflect the financial condition of ODI as an unaffiliated entity on the date hereof in the manner reflected by such

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Closing Balance Sheet. Seller hereby certifies the Closing Balance Sheet attached hereto as Schedule 2.2 is accurate and complete in all respects, and that all such transfers, discharges and variations have been lawfully and properly undertaken and will not result in any liability or obligation being imposed on ODI or Buyer that are not reflected therein.

     2.3 Post-Closing Purchase Price Adjustments. The Parties acknowledge and agree that it is contemplated that ODI, as of the closing, will be obligated only for those liabilities and payables that are reflected on the Payable Schedule and Liability Schedule and Seller has agreed to pay any other liabilities or obligations incurred by ODI prior to the Closing ("Additional Liabilities"). In this regard, on or before the date thirty days following the Closing Date, the Buyer shall submit to the Seller a listing of all payables and other liabilities of ODI incurred prior to the Closing that are not reflected on the Payable Schedule or Liability Schedule and request payment therefore. Seller shall thereupon have ten days to either pay to Buyer the amount of such Additional Liabilities (which will operate as a reduction of the Purchase Price) or to challenge the payment. Seller agrees that Seller shall not challenge the obligation to fund any such Additional Liability except for good cause.

     To the extent that any Additional Liability is the result of the actual receipt after the Closing by ODI of any product or service used in the Ordinary Course of Business or included in the Disclosure Schedules that inures a direct dollar for dollar benefit to ODI that is not reflected in the computation of Net Tangible Book Value, the Seller shall not be obligated to fund such payment.

     From time to time following the Closing Date and up to June 30, 1997, Buyer may submit for payment other Additional Liabilities and Seller shall immediately pay the full amount of such Additional Liabilities to Buyer to enable Buyer to discharge such Additional Liability. The obligation of Seller to make such payment upon demand is subject to Seller's right to challenge the payment to the extent that any product or service is received by ODI following the Closing Date and is not reflected on the Closing Balance Sheet in consideration for the invoice or other evidence of the obligation associated with the particular Additional Liability.

     This Section 2.3 is intended to effect post-closing adjustments to the Purchase Price and nothing in this Section 2.3 shall be deemed to limit the representations, warranties and agreements herein, including the provisions of the

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Agreement respecting indemnification set forth in Section 7 hereof.

     2.4 The Closing. The execution and delivery of all documents, and the other actions necessary to effect the sale and transfer of all of the issued and outstanding ODI shares and all other transactions contemplated by this Agreement (the "Closing") shall be deemed to have taken place at 12:01 a.m. Los Angeles, California time on July 1, 1996.

     2.5 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the following: (a) stock certificates representing all of the ODI shares, endorsed in blank or accompanied by duly executed stock powers, (b) resignations of each director and officer of ODI effective as of the Closing,
(c) the schedules contemplated by this Agreement (ii) the Buyer will deliver to the Seller the Purchase Price, in the manner contemplated by Section 2.2; and
(iii) the Parties will execute and deliver the Sublease (as defined herein).

     3. Representations and Warranties.

     3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement:

        (a) Organization. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of its incorporation.

        (b) Authorization of Transaction. The Seller has full, complete and unencumbered power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' right generally, and subject to general equitable principles. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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          (c) Noncontravention. Neither the execution and the delivery of this
     Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation or rule, or to Seller's Knowledge, violate any injunction, judgment, order, decree, ruling, charge, or other restriction, in each case of any government, governmental agency, or court to which the Seller is subject, or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, in each case, where such conflict, breach, default or acceleration would have a material adverse effect on the Seller and its affiliates, taken as a whole.

          (d) ODI Shares. The Seller holds of record and owns beneficially all of the Shares, and will deliver such ODI shares to Buyer free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of ODI (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting or transfer of any capital stock of ODI.

     3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement.

          (a) Orqanization. The Buyer is duly organized, validly existing, and in good standing under the laws of the State of California, its jurisdiction of incorporation.

          (b) Authorization of Transaction. The Buyer has full, complete and unencumbered power and authority to execute and deliver this Agreement and

                                      -7-
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     to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' right generally, and subject to general equitable principles. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation or rule, or to Buyer's knowledge, violate any injunction, judgment, order, decree, ruling, charge, or other restriction, in each case of any government, governmental agency, or court to which the Buyer is subject, or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, in each case, where such conflict, breach, default or acceleration would have a material adverse effect on the Buyer and its Affiliates, taken as a whole.

     4. Representations and Warranties Concerninq ODI. The Seller and Marquette represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedules delivered by the Seller to the Buyer on the date hereof, initialed by the Parties and attached hereto as Schedule 4 (collectively, the "Disclosure Schedules"). Information set forth in any Disclosure Schedule attached hereto shall be deemed to have been disclosed for purposes of all Disclosure Schedules, and it shall not be necessary to repeat disclosures on multiple Disclosure Schedules.

     (a) Orqanization, Qualification, and Corporate Power. ODI is a corporation duly organized, validly existing and in good standing under the laws of the State of California. To Seller's Knowledge, ODI is duly authorized to


                                      -8-
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conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. ODI has full corporate power and authority and to Seller's Knowledge all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 4(A) lists the directors and officers of ODI. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of ODI (as amended to date). To Seller's Knowledge, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of ODI delivered to Buyer are correct and complete. ODI is not in default under or in violation of any provision of its charter or bylaws.

     (b) Capitalization. The entire authorized capital stock of ODI consists of 10,000,000 Common and 10,000,000 Preferred shares, of which only the 500,000 ODI Shares to be transferred hereunder are issued and outstanding. No Shares of ODI capital stock are held in treasury.

     To Seller's Knowledge, all of the issued and outstanding ODI Shares have been duly authorized, are validly issued, fully paid, and nonassessable. All of the issued and outstanding ODI Shares are held of record and beneficially solely by Seller. To Seller's Knowledge, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ODI to issue, sell, or otherwise cause to become outstanding any of its capital stock. To Seller's Knowledge, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ODI. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of ODI.

     (c) Noncontravention. To Seller's Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ODI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To Seller's Knowledge, ODI is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any


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government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Undisclosed Liabilities. ODI does not have any liability (and to Seller's Knowledge there is no basis for a belief that any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for liabilities set forth on the Closing Balance Sheet.

     (e) Title to Assets. ODI has good and marketable title to, or a valid leasehold interest in, the properties and assets shown on Schedule 2.2 (iv) or on the Closing Balance Sheet, free and clear of all Security Interests, except Security Interests securing the performance of statutory obligations, surety bonds, performance bonds or other obligations of a like nature incurred in the Ordinary Course of Business, and except for Security Interests for taxes, assessments or governmental charges or claims that are not yet delinquent.

     (f) Events Subsequent to April 30, 1996. To Seller's Knowledge, since April 30, 1996, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of ODI nor is Seller aware of any action or series of events that would expose ODI to any material contingent liability or result in the loss of any material business or material property.

     (g) Guaranties. To Seller's Knowledge, ODI is not a guarantor nor is ODI otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     (h) Legal Compliance. Since December 15, 1995, ODI and its Affiliates have complied with all applicable laws and regulations of federal, state, local, and foreign governments (and all agencies thereof), and, to Seller's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (i)  Reserved by Agreement.

     (j) Real Property. ODI does not own any real estate or other real property in fee nor is ODI obligated for any lease of real property.

     (k) Intellectual Property. To Seller's Knowledge, ODI owns, free and clear of all liens and encumbrances or other limitations on the use thereof, all patents, trademarks

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and other intellectual property rights currently used by ODI in its business described in Schedule 4(k). To Seller's Knowledge, there are no claims that ODI has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties.
(l) Environment, Health, and Safety.

          (i) ODI and its Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          (ii) To Seller's Knowledge, ODI does not have any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (iii) To Seller's Knowledge, all properties and equipment used in the business of ODI have been free of asbestos, PCB's, methylene chloride, trichloroethylene, trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances or hazardous substances.

     (m) Accounts Receivable. All accounts receivable of ODI are reflected on the Closing Balance Sheet arose out of ordinary business transactions and are reflected properly on its books and records.

     (n)  Reserved by Agreement.

     (o) Litigation. To Seller's Knowledge, ODI (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party and is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     (p) Employee Benefits. Schedule 4(p) lists each Employee Benefit Plan that Seller or ODI maintains for ODI employees or to which Seller or ODI contributes for ODI employees. After the Closing, ODI shall have no liability or obligation of any kind associated with any of such plans.


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     5.   Post-Closing Covenants. The Parties agree as follows with respect to certain matters following the Closing.

     5.1 General. In case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further reasonable action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Seller acknowledges and agrees that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax Returns and records), agreements, and financial data of any sort relating to ODI; provided, however, that Seller shall have reasonable access to such documents, books, records, agreements and financial data during normal business hours and as otherwise may be agreed between the Parties.

     5.2 Confidentiality. Subject to any requirements imposed upon Seller or any of its Affiliates under federal or state securities laws and regulations, Seller will maintain the terms of this Agreement in strict confidence, and will treat and hold as confidential all of the Confidential Information. Seller shall deliver promptly to the Buyer all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that Seller may retain copies of tax, financial and other records as Seller deems necessary or advisable. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will use reasonable efforts to maintain confidentiality and will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order.

     5.3 Covenant Not to Compete. For a period of five years from and after the Closing Date, Seller will not engage directly or indirectly in any business that ODI conducts as of the Closing Date from any location in the United States and in any geographic area in which ODI conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of any breach or threatened breach of the foregoing provisions of this Section 5.3, in addition to all the relief that may accorded to Buyer, Buyer may seek and apply for a temporary restraining order or injunction precluding Seller's continued breach of the provisions of this Agreement and this Covenant Not to Compete. Seller acknowledges that upon the breach or threatened breach of this Covenant Not to Compete, an adequate remedy at law may not be available to the Buyer in order to protect Buyer's interest in the property of ODI and to its business, franchises and property rights.

     5.4 Solicitation of Employees. Buyer and Seller each agree that they shall not, without the permission of the other party, solicit any person who is an employee of Seller or ODI or their Affiliates on the date hereof for employment at any time following the Closing and continuing for a period of twelve months following the Closing. A list of ODI's employees is attached hereto as Schedule 5.4.

     To the extent that any person who is an employee of Buyer or Seller or their Affiliates on the date hereof seeks employment with the other Party or an Affiliate of such Party, without any solicitation by the applicable Buyer, Seller or Affiliate, the Party or Affiliate with whom such employment is sought shall not employ such person without the written consent of the other Party, which consent shall not be unreasonably withheld. The Parties acknowledge that the foregoing covenant is for their mutual benefit and that monetary damages may not be adequate to protect each applicable party from a breach by the other of the provisions of this Section 5.4.

     6. Sublease. Seller, as Sublessor, and Buyer, as Sublessee, agree to execute and deliver, or have executed and delivered, the Sublease and Shared Facilities Agreement attached hereto as Exhibit A (the "Sublease"), and such execution and delivery shall be deemed to have occurred simultaneously with the Closing of the other transactions contemplated by this Agreement.

     7.   Indemnification

     7.1 By Seller. Subject to the terms and conditions of this Article 7, Seller hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons

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(hereinafter in this Article 7 only, "Buyer's Affiliates"), from and against all
Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any material representation or warranty of Seller contained in this Agreement; or (b) the breach of any material covenant of Seller contained in this Agreement. As used in this Article 7, the term "Claim" shall include (i) all losses, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (ii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iii) all costs and reasonable expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

     7.2 By Buyer. Subject to the terms and conditions of this Article 7, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any material representation or warranty of Buyer contained in this Agreement; or (b) the breach of any material covenant of Buyer contained in this Agreement.

     7.3 Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any governmental entity:

          (a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will have ten (10) days to decide it is shall undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this
     Article 7, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim (it being understood that the Indemnified Party shall not be entitled to separate counsel except at its own expense, and shall not otherwise incur any cost or expense, unless the Indemnifying Party does not assume responsibility for defense and settlement as provided above or does not actually and in good faith defend such Claim or unless the named parties to such Claim include both Seller, on the one hand, and Buyer, on the other hand, and counsel retained by the Indemnifying Party shall determine that representation of the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct). The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          (b) Failure to Defend. If the Indemnifying Party does not undertake to defend any such Claim within ten (10) days of receiving notice of such Claim, or fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party (but only if the Claim is one for which the Indemnified party is entitled to indemnification under Section 7.1 or
     7.2 above), and the Indemnifying Party shall thereafter have no right to challenge the Party's defense, compromise, settlement or consent to judgment.

          (c) Indemnified Party's Riqhts. Anything in this Article 7 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     7.4 Payment. The Indemnifying Party shall promptly pay upon demand any amount due the Indemnified Party under this Article 7. No Indemnified Party may set off any amount owed to an Indemnifying Party for any amount that may be the subject of an indemnification claim hereunder. Upon judgment, determination, settlement or compromise of any third party Claim for which the Indemnified Party is entitled to receive indemnification from the Indemnifying Party under this Article 7, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

     7.6  Limitations on Indemnification.

          (a) Time Limitation. No claim or action shall be brought under this
     Article 7 for breach of a representation or warranty after June 30, 1997, and all representations and warranties made by the Parties in this Agreement shall expire on such date.

          (b) Amount Limitation. An indemnified Party shall not be entitled to indemnification under this Article 7 for breach of a representation or warranty unless and only to the extent that the aggregate of the Indemnifying Party's indemnification obligations to such Indemnified Party pursuant to this Article 7 (but for this Section 7.6(b)) exceeds $20,000. In no event shall the amount of Seller's aggregate liability for breach of representations and warranties contained in this Agreement (whether such liability is asserted under this Article 7 or otherwise) exceed the amount of the Purchase Price, as adjusted pursuant to Section 2.3.

          (c) Insurance Offset. The obligation of any Indemnifying Party to indemnify for any Claim under this Article 7 shall be reduced by any amounts actually and irrevocably recovered by the Indemnified Party with respect to such Claim or the underlying facts under insurance policies, (i) net of any increase that will occur, or is reasonably likely to occur, in insurance premiums payable by the Indemnified Party, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy, where the increase results directly from filing the insurance claim or (ii) less, dollar for dollar, the amount by which the insurance claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds the policy coverage limit; provided, however, that this subsection shall apply only if this provision does not constitute an improper waiver of the insurer's rights to subrogation against the Indemnifying Party. Nothing contained in this subsection 7.5 (c) shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after the Closing, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation. An Indemnified Party shall make a claim for insurance with respect to any Claim for which the Indemnified Party has insurance coverage.

          (d) Tax Offset. The amount of any payment or reimbursement of Claims by an Indemnifying Party shall be net of any tax benefit realized or to be realized (and capable of being estimated on a reasonable basis) by the Indemnified Party by reason of the facts and circumstances giving rise to the Indemnifying Party's liability.

     8. Tax Matters. The following provisions are intended to govern certain tax matters following the Closing Date and control over any contrary provision herein:

     8.1 General Assumption and Disclaimer of Buyer's Liability. The Seller acknowledges and agrees that the Closing Balance Sheet will not reflect any liability for Taxes owing. Seller shall pay when due all Taxes for ODI, whether then assessed or otherwise, for all periods prior to the Closing Date. Seller shall, in addition to the other indemnity herein provided and all other remedies available to Buyer or ODI, indemnify and hold harmless both Buyer and ODI for the full amount of any Taxes imposed on or assessed against ODI for any period prior to the Closing Date and, to the extent a demand or assessment is made on Buyer or ODI for any such Taxes by any person or authority, Seller shall post a bond or make other provision to assure timely payment of such Taxes.

     8.2 Preparation and Payment of Taxes. Seller shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of ODI for all Tax periods which end before the Closing Date. Buyer shall prepare or cause to be prepared and filed or cause to be filed any Tax Returns of ODI for all Tax periods which begin before and end after the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Within thirty days after the filing of any Tax Return for or on behalf of ODI and the payment by ODI of Taxes with respect to a Tax period commencing before the Closing Date and ending after the Closing Date, Seller shall pay or cause the payment to ODI of the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date, determined as provided for in the immediately preceding sentence.

     8.3 Tax Sharinq Aqreements. All tax sharing agreements or similar agreements with respect to or involving ODI shall be terminated as of the Closing Date and, on and after the Closing Date, ODI shall not be bound thereby or have any liability thereunder.

     8.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and these transactions shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     8.5 Survival of Covenants. Notwithstanding any provision to the contrary contained herein (including, but not limited to, any provision contained in Article 7), the agreements and covenants of the Parties contained in this
Article 8 shall survive with respect to each Tax until the obligation underlying such Tax is paid by Seller or barred by the applicable period limitation under federal, state or local laws relating thereto.

     8.6 Refunds and Credits. Seller shall be entitled to receive all refunds of income Taxes and other Taxes for all taxable periods (including any portion of a taxable period) up to and including the Closing Date which were not included as assets on the Closing Balance Sheet; provided, that ODI will be entitled to receive any such refunds resulting from a carryback of losses and/or credits from a taxable period subsequent to the Closing Date. If Seller, on one hand, ODI or the Buyer, on the other hand, receives any refunds plus any interest thereon properly belonging to the other party pursuant to the preceding sentence, they will pay such amounts to such other party as promptly as practical but in no event later than thirty (30) days after receipt thereof.

     9.   Miscellaneous.

     9.1 Entire Aqreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     9.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     9.4 Headings, Gender, Context. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, the feminine shall include the masculine whenever the reference requires. References to the singular shall include the plural and vice-versa as the context requires.

     9.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if personally delivered or if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

   If to Marquette or                         Copy to:
   Seller:

   c/o Marquette                              Richard L. Teigen, Esq.
   Electronics, Inc.                          Foley & Lardner
   8200 West Tower Avenue                     777 E. Wisconsin Ave.
   Milwaukee, WI 55223                        Milwaukee, WI 53202
   Attn: Mary M. Kabacinski


   If to the Buyer:                           Copy to:

   Polar Vision, Inc.                         Jeffrey D. Warren, Esq.
   625 Alaska Avenue                          Keesal, Young & Logan
   Torrance, CA 90503                         400 Oceangate
   Attn: George Afremow                       Long Beach, CA 90802

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other ordinary means, but no such notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient and proof of delivery is documented by execution by the recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.6 Governinq Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California and jurisdiction and venue in any action hereunder shall be in a court of competent subject matter jurisdiction in Los Angeles County, California.

     9.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.9 Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that ODI has not borne nor will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     9.10 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     9.12 Marquette's Obligations. Marquette is a signatory to this Agreement for the sole purpose of supporting the obligations owing to the Buyer by Seller. In pursuing claims under this Agreement, Buyer may name Marquette directly and need not exercise any recourse or pursue any claim against the Seller in order to pursue claims against Marquette to enforce the obligations of the Seller hereunder, including by example the provisions of Article 7 and Article 8 hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date hereof.

SELLER:

E for M Corporation

By:  /s/ Mary M. Kabacinsh
     ----------------------------
Title:      Vice President
        -------------------------

MARQUETTE:
Marquette Electronics, Inc.

By:  /s/ Mary M. Kabacinsh
     ----------------------------
Title:     Vice President, CEO
        -------------------------


BUYER: Polar Vision, Inc.

By:  /s/
     ----------------------------
Title:          President
        -------------------------